EXHIBIBT 99.1

374Water Announces CEO Transition

Yaacov Nagar to Transition from CEO and Continue as Chairman of the Board

Jeff Quick Appointed Interim CEO as Board Initiates Search for Successor

DURHAM, NC / ACCESSWIRE / September 1, 2023 / – 374Water Inc. (Nasdaq:SCWO), a global cleantech and social impact company, today announced that Yaacov “Kobe” Nagar will transition from Chief Executive Officer, effective September 1, 2023, as part of a strategic realignment by the Company to focus on technology deployment, enhancement, and customer delivery. Mr. Nagar assumes the role of Technology Principal and will continue as the Chairman of the Board of Directors.

“Creating 374Water and bringing it to this critical point has been an apex of my career,” said Mr. Nagar, 374Water’s Co-founder. “As we look ahead, advancing our technology and deploying our systems is a top priority. I am grateful to have been able to assemble a team of pioneers that propelled the company forward and look forward to continuing to advance our mission together.”

Mr. Nagar will continue supporting development and the deployment of the Company’s commercial AirSCWO systems, including the deployment of the initial system to Orange County Sanitation District. As co-founder, inventor, and one of the lead engineers developing the AirSCWO technology, Mr. Nagar remains instrumental to fulfill the Company’s mission of ushering in a new era in waste management.

“On behalf of the Board and the entire company, I want to thank Kobe for his vision and contribution in developing this groundbreaking technology and creating the company to commercialize it,” said Rick Davis, a member of the Board. “Kobe’s knowledge and expertise will continue to support the Company and deployment of the technology during this transitional period as the Company takes steps toward meaningful milestones and continued growth.”

Jeff Quick, General Counsel of 374Water, has been appointed interim CEO. Since July 2022, Mr. Quick has served as General Counsel, focusing on all aspects of 374Water’s legal and business needs. Mr. Quick has extensive corporate and securities experience including venture capital, M&A and private equity, and has managed complex public and private company issues for decades. He graduated from Harvard Law School and received his B.S. in Accounting from the University of Colorado, Boulder.

The Board will conduct a comprehensive CEO search for a successor with broad based skills and experience, through the engagement of a strategic executive recruiting firm.

Mr. Quick notes, "What unifies and guides 374Water is our mission-driven purpose. This transition is another step in our journey to achieve longer-term goals. I am grateful for Kobe’s leadership, the foundational principles he has established throughout the company and his continued commitment to 374Water and our mission. I look forward to ensuring a smooth transition, effectuating our goals while supporting the Board’s search for a successor CEO, and continuing to work with Kobe in his new role."

Cautionary Language

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

About 374Water

374Water Inc. (Nasdaq:SCWO) is a global cleantech and social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their environmental, social, and governance (ESG) and sustainability goals. Follow us on LinkedIn.

Media contact

Christian Rizzo

media@374water.com

Investor contact

Heather Crowell

ir@374water.com